Contact: Dan Rawitch, CEO
(925) 242-5777

For Immediate Release

FINET.COM RECEIVES NASDAQ STAFF
DETERMINATION LETTER REGARDING DELISTING

               San Ramon, CA – October 31, 2002 – FiNet.com, Inc. (Nasdaq: FNCM) (the "Company") announced today that the Company has received a Nasdaq determination letter dated October 23, 2002, informing the Company that it has failed to comply with either the minimum $2,000,000 net tangible assets or the minimum $2,500,000 stockholders' equity requirements for continued listing as set forth in Marketplace rule 4310(c)(2)(B).  The letter states that as a result the Company's securities will be delisted from The Nasdaq SmallCap Market at the opening of business on October 31, 2002.

               Once delisted, the Company expects that its stock will trade on the NASD-operated Over-the-Counter Bulletin Board (OTCBB).  There can be no assurance that there will be a market maker for the Company's securities or that an active market will develop.

About FiNet.com, Inc.

FiNet.com, Inc., is a financial services holding company. Monument Mortgage, Inc., a wholly owned subsidiary conducts diversified mortgage banking and brokering operations and is a provider of both traditional and online mortgage services to a diversified customer base consisting of mortgage lenders, mortgage brokers, real estate agents and consumers. Monument Mortgage offers its services to mortgage broker businesses through www.monument.com and to real estate broker businesses and to consumers through www.homewardsolutions.com and www.finet.com.

Safe Harbor

Certain statements in this press release, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements are subject to risks and uncertainties, including but not limited to the Company's ability to maintain its listing on the Nasdaq SmallCap Market or trade its common stock in the NASD-operated Over-the-Counter Bulletin Board, the Company's actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are encouraged to read the "Risk Factors" section of the Company's Annual Report on Form 10-K/A (as amended) for the year ended December 31, 2001, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, which are on file with the Securities and Exchange Commission.

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